Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. Announces 2015 Financial Results
and Provides an Operational Overview

HOUSTON, TX – (Marketwired – March 30, 2016) – Yuma Energy, Inc. (NYSE MKT: YUMA) (NYSE MKT: YUMA-PA) (the “Company” or “Yuma”) today announced its financial results for the year ended December 31, 2015 and provided an operational overview relating to its properties.

Year End and Fourth Quarter 2015 Highlights

•	Net average production was 1,802 Boe/d for the 4th quarter 2015, a 3 percent increase over 4th quarter 2014

•	Lease operating expenses and workover costs were $2.2 million for the 4th quarter 2015, a 54 percent reduction when compared to 4th quarter 2014 results

•	2015 full year G&A costs were $9.7 million, a 16 percent reduction when compared to 2014

•
Started discussions prior to year-end 2015 and an all-stock definitive merger agreement with Davis Petroleum Acquisition Corp. (“Davis”) was executed in February of 2016.  The merger is expected to close in mid-2016.  As of December 31, 2015, Davis had zero debt and $4.1 million in cash with proved reserves of 4.8 MMBoe.   During the 4th quarter of 2015, Davis’ production averaged 1,533 barrels of oil equivalent per day (Boe/d).

•
Commodity derivatives were entered into for calendar year 2016 representing 298,957 MMBtu of natural gas at an average price of $3.28 and 138,286 barrels of oil at an average price of $62.27 with a $40.00 floor sold price at year-end 2015

Management Comments

Sam L. Banks, Chairman, President and CEO of Yuma Energy, Inc. commented, “We are excited about the progress made during the year as well as the proposed merger with Davis Petroleum Acquisition Corp. (“Davis”).  While the price of oil and natural gas has declined dramatically since mid-year 2014, we have taken the appropriate steps to reduce our capital spending, operating costs, and G&A and believe that with the completion of the merger we will be positioned to take advantage of the opportunities that will arise out of the current industry downturn, primarily through further consolidations and acquisitions.  The merger with Davis allows us to increase our liquidity and improve our financial position, while at the same time nearly doubling our production and increasing our reserves. The transaction represents a significant opportunity for the shareholders of both companies to benefit from the combined strengths of Yuma and Davis, and creates a diversified Company with unconventional and conventional resource exposure in the onshore Gulf Coast region.  In addition, we expect meaningful G&A synergies associated with the merger.  We look forward to the successful completion of the merger and the creation of a unified company that is uniquely qualified to create value from the significant upside potential intrinsic to both companies.”

Operational Highlights

In 2015, we significantly reduced our capital spending and focused on low cost, high rate of return projects. We drilled and completed one new well in 2015 and completed another well that was drilled during the fourth quarter of 2014.  Total 2015 capital expenditures on drilling, completions, re-completions, and capitalized workovers were approximately $5.7 million, a 70 percent ($13.4 million) reduction when compared to 2014.

In 2015, we also focused on reducing our controllable costs to offset lower commodity prices and increase our margins. Lease operating expenses and workover costs during the 4th quarter 2015 were approximately $2.2 million, a 54 percent ($2.6 million) reduction when compared to the 4th quarter 2014.  For the full year of 2015, lease operating expenses and workover costs were approximately $12.0 million, or 25 percent ($3.9 million) lower than in 2014. We have reduced total operating expenses quarter after quarter in 2015 and will continue to look for ways to optimize our operations to withstand the lower price environment.

Net production averaged 1,802 Boe/d during the 4th quarter 2015, which was 3 percent (47 Boe/d) higher than the same quarter in the prior year.  Net average production for the full year of 2015 was 1,792 Boe/d, down 16 percent (351 Boe/d) when compared to the full year of 2014, primarily due to the high production levels experienced at La Posada during the first two quarters of 2014.

Oil and Natural Gas Reserves

The table below summarizes our estimated proved reserves at December 31, 2015 based on the report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), an independent petroleum engineering firm. In preparing its report, NSAI evaluated 100% of our properties at December 31, 2015. The information in the following table does not give any effect to or reflect our commodity derivatives.

	Oil (MBbls)	Natural Gas Liquids (MBbls)	Natural Gas (MMcf)	Total (MBoe)(1)	Present Value Discounted at 10% ($ in thousands)(2)
Proved developed (3)
Total proved developed	1,802	316	8,553	3,543	$44,072
Proved undeveloped (3)
Total proved undeveloped	5,114	1,735	17,217	9,718	$78,836
Total proved (3)	6,916	2,051	25,770	13,261	$122,908

(1)           Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

(2)           Present Value Discounted at 10% (“PV10”) is a Non-GAAP measure that differs from the GAAP measure “standardized measure of discounted future net cash flows” in that PV10 is calculated without regard to future income taxes. Management believes that the presentation of the PV10 value is relevant and useful to investors because it presents the estimated discounted future net cash flows attributable to our estimated proved reserves independent of our income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to our reserves. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, we believe the use of a pre-tax measure provides greater comparability of assets when evaluating companies. For these reasons, management uses, and believes the industry generally uses, the PV10 measure in evaluating and comparing acquisition candidates and assessing the potential return on investment related to investments in oil and natural gas properties. PV10 does not necessarily represent the fair market value of oil and natural gas properties.

PV10 is not a measure of financial or operational performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. For a presentation of the standardized measure of discounted future net cash flows, see Note 25 – Supplementary Information on Oil and Natural Gas Exploration, Development and Production Activities (Unaudited) in the Notes to the Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2015. The table below titled “Non-GAAP Reconciliation” provides a reconciliation of PV10 to the standardized measure of discounted future net cash flows.

Non-GAAP Reconciliation ($ in thousands)

The following table reconciles our direct interest in oil, natural gas and natural gas liquids reserves as of December 31, 2015:

Present value of estimated future net revenues (PV10)	$122,908
Future income taxes discounted at 10%	(16,845)
Standardized measure of discounted future net cash flows	$106,063

(3)           Proved reserves were calculated using prices equal to the twelve-month unweighted arithmetic average of the first-day-of-the-month prices for each of the preceding twelve months, which were $50.28 per Bbl (WTI) and $2.59 per MMBtu (HH), for the year ended December 31, 2015. Adjustments were made for location and grade.

Financial Results

Production

The following table presents the net quantities of oil, natural gas and natural gas liquids produced and sold by us for the years ended December 31, 2015, 2014 and 2013, and the average sales price per unit sold.

	Years Ended December 31,
	2015	2014	2013
Production volumes:
Crude oil and condensate (Bbl)	247,177	231,816	184,349
Natural gas (Mcf)	1,993,842	2,714,586	1,580,468
Natural gas liquids (Bbl)	74,511	97,783	51,875
Total (Boe) (1)	653,995	782,030	499,635

Average prices realized:
Excluding commodity derivatives:
Crude oil and condensate (per Bbl)	$48.07	$93.98	$104.26
Natural gas (per Mcf)	$2.60	$4.62	$3.83
Natural gas liquids (per Bbl)	$18.89	$38.44	$40.17
Including commodity derivatives:
Crude oil and condensate (per Bbl)	$65.20	$101.98	$104.39
Natural gas (per Mcf)	$3.00	$5.19	$3.71
Natural gas liquids (per Bbl)	$18.89	$38.44	$40.17

(1)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

Revenues

The following table presents our revenues for the years ended December 31, 2015, 2014 and 2013.

	Years Ended December 31,
	2015	2014	2013
Sales of natural gas and crude oil:
Crude oil and condensate	$11,881,626	$21,785,636	$19,220,185
Natural gas	5,181,715	12,542,671	6,049,500
Natural gas liquids	1,407,512	3,758,875	2,083,905
Gain/(loss) on commodity derivatives	5,038,826	3,398,518	(159,810)
Gas marketing	209,731	572,210	881,823
Total revenues	$23,719,410	$42,057,910	$28,075,603

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

The following table reconciles reported net income to Adjusted EBITDA for the periods indicated:

	Years Ended December 31,
	2015	2014	2013
Net Income (loss)	$(11,005,038)	$(20,225,150)	$(33,050,103)
Depreciation, depletion & amortization of property and equipment	13,651,207	19,664,991	12,077,368
Interest expense, net of interest income and amounts capitalized	436,836	302,568	560,340
Income tax benefit	(7,983,039)	(2,553,854)	3,080,272
Goodwill impairment	5,349,988	-	-
Stock-based compensation net of capitalized cost	2,289,311	3,388,321	452,058
Unrealized (gains) losses on commodity derivatives	949,967	(4,724,985)	231,886
Accretion of asset retirement obligation	604,538	604,511	668,497
Costs to obtain a public listing	-	2,935,536	24,592
Increase in value of preferred stock derivative liability	-	15,676,842	26,258,559
Bank mandated commodity derivative novation cost	-	-	175,000
Amortization of benefit from commodity derivatives sold	-	(93,750)	(72,600)
Adjusted EBITDA	$4,293,770	$14,975,030	$10,405,869

Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flow provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA for the year ended December 31, 2015 decreased from 2014 by $10,681,260 (71.3%). Adjusted EBITDA for the year ended December 31, 2014 increased from 2013 by $4,569,161 (43.9%).

Commodity Derivative Instruments

Commodity derivative instruments open as of December 31, 2015 are provided below.  Natural gas prices are NYMEX Henry Hub prices, and crude oil prices are NYMEX West Texas Intermediate (“WTI”), except for the oil swaps noted below that are based on LLS.

	2016	2017
	Settlement	Settlement
NATURAL GAS (MMBtu):
Swaps
Volume	298,957	-
Price (NYMEX)	$3.28	-

3-way collars
Volume	-	67,361
Ceiling sold price (call) (NYMEX)	-	$4.03
Floor purchased price (put) (NYMEX)	-	$3.50
Floor sold price (short put) (NYMEX)	-	$3.00

CRUDE OIL (Bbls):
Put spread
Volume	138,286	-
Floor purchased price (put) (LLS)	$62.27	-
Floor sold price (short put) (LLS)	$40.00	-

3-way collars
Volume	-	113,029
Ceiling sold price (call) (WTI)	-	$77.00
Floor purchased price (put) (WTI)	-	$60.00
Floor sold price (short put) (WTI)	-	$45.00

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2015	2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,355,191	$11,558,322
Short-term investments	-	1,170,868
Accounts receivable, net of allowance for doubtful accounts:
Trade	2,829,266	9,739,737
Officers and employees	75,404	316,077
Other	633,573	856,562
Commodity derivative instruments	2,658,047	3,338,537
Prepayments	704,523	782,234
Other deferred charges	415,740	342,798

Total current assets	12,671,744	28,105,135

OIL AND GAS PROPERTIES (full cost method):
Not subject to amortization	14,288,716	25,707,052
Subject to amortization	204,512,038	186,530,863

	218,800,754	212,237,915
Less: accumulated depreciation, depletion and amortization	(117,304,945)	(103,929,493)

Net oil and gas properties	101,495,809	108,308,422

OTHER PROPERTY AND EQUIPMENT:
Land, buildings and improvements	2,795,000	2,795,000
Other property and equipment	3,460,507	3,439,688
	6,255,507	6,234,688
Less: accumulated depreciation and amortization	(2,174,316)	(1,909,352)

Net other property and equipment	4,081,191	4,325,336

OTHER ASSETS AND DEFERRED CHARGES:
Commodity derivative instruments	1,070,541	1,403,109
Deposits	264,064	264,064
Goodwill	-	5,349,988
Other noncurrent assets	38,104	262,200

Total other assets and deferred charges	1,372,709	7,279,361

TOTAL ASSETS	$119,621,453	$148,018,254

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS – CONTINUED
(Unaudited)

	December 31,
	2015	2014
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of debt	$30,063,635	$282,843
Accounts payable, principally trade	7,933,664	25,004,364
Asset retirement obligations	70,000	-
Other accrued liabilities	1,781,484	1,419,565

Total current liabilities	39,848,783	26,706,772

LONG-TERM DEBT:
Bank debt	-	22,900,000

OTHER NONCURRENT LIABILITIES:
Asset retirement obligations	8,720,498	12,487,770
Deferred taxes	6,797,166	14,773,306
Restricted stock units	-	71,569
Other liabilities	30,090	22,451

Total other noncurrent liabilities	15,547,754	27,355,096

EQUITY:
Preferred stock	10,828,603	9,958,217
Common stock, no par value (300 million shares authorized, 71,834,617 and 69,139,869 issued)	141,858,946	137,469,772
Accumulated other comprehensive income	-	38,801
Accumulated earnings (deficit)	(88,462,633)	(76,410,404)

Total equity	64,224,916	71,056,386

TOTAL LIABILITIES AND EQUITY	$119,621,453	$148,018,254

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Years Ended December 31,
	2015	2014	2013
REVENUES:
Sales of natural gas and crude oil	$18,680,584	$38,659,392	$28,235,413
Net gains (losses) from commodity derivatives	5,038,826	3,398,518	(159,810)
Total revenues	23,719,410	42,057,910	28,075,603

EXPENSES:
Marketing cost of sales	532,985	1,045,177	1,234,308
Lease operating	11,401,309	12,816,725	9,316,364
Re-engineering and workovers	555,539	3,084,972	2,521,707
General and administrative – stock-based compensation	2,289,311	3,388,321	452,058
General and administrative – other	7,434,304	8,156,077	4,536,506
Depreciation, depletion and amortization	13,651,207	19,664,991	12,077,368
Asset retirement obligation accretion expense	604,538	604,511	668,497
Goodwill impairment	5,349,988	-	-
Other	468,221	98,476	171,774
Total expenses	42,287,402	48,859,250	30,978,582

INCOME (LOSS) FROM OPERATIONS	(18,567,992)	(6,801,340)	(2,902,979)

OTHER INCOME (EXPENSE):
Change in fair value of preferred stock derivative liability – Series A and Series B	-	(15,676,842)	(26,258,559)
Interest expense	(456,423)	(326,200)	(567,676)
Other, net	36,338	25,378	(240,617)
Total other income (expense)	(420,085)	(15,977,664)	(27,066,852)

NET INCOME (LOSS) BEFORE INCOME TAXES	(18,988,077)	(22,779,004)	(29,969,831)

Income tax expense (benefit)	(7,983,039)	(2,553,854)	3,080,272

NET INCOME (LOSS)	(11,005,038)	(20,225,150)	(33,050,103)

PREFERRED STOCK:
Dividends paid in cash, perpetual preferred Series A	1,047,191	224,098	-
Dividends in arrears, perpetual preferred Series A	213,751	-	-
Accretion, Series A and Series B	-	786,536	1,101,972
Dividends paid in cash, Series A and Series B	-	445,152	145,900
Dividends paid in kind, Series A and Series B	-	4,133,380	5,412,281

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(12,265,980)	$(25,814,316)	$(39,710,256)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.17)	$(0.52)	$(0.97)
Diluted	$(0.17)	$(0.52)	$(0.97)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	71,013,717	49,678,444	41,074,953
Diluted	71,013,717	49,678,444	41,074,953

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
	2015	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Reconciliation of net loss to net cash provided by (used in) operating activities
Net loss	$(11,005,038)	$(20,225,150)	$(33,050,103)
Goodwill write-off	5,349,988	-	-
Increase in fair value of preferred stock derivative liability	-	15,676,842	26,258,559
Depreciation, depletion and amortization of property and equipment	13,651,207	19,664,991	12,077,368
Accretion of asset retirement obligation	604,538	604,511	668,497
Stock-based compensation net of capitalized cost	2,289,311	3,388,321	452,058
Amortization of other assets and liabilities	286,010	188,669	166,608
Deferred tax expense (benefit)	(7,951,850)	(2,553,854)	3,080,272
Bad debt expense	839,171	97,068	193,601
Write off deferred offering costs	-	1,257,160	-
Write off credit financing costs	-	-	313,652
Amortization of benefit from commodity derivatives (sold) and purchased, net	-	(93,750)	(72,600)
Unrealized (gains) losses on commodity derivatives	949,967	(4,724,985)	231,886
Other	(342,835)	5,448	(21,328)

Changes in current operating assets and liabilities:
Accounts receivable	6,877,906	976,093	(5,589,741)
Other current assets	77,711	(267,386)	869,550
Accounts payable	(13,688,145)	10,690,790	9,115,792
Other current liabilities	691,915	(218,468)	148,834

Other non-current liability	-	-	69,998

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,370,144)	24,466,300	14,912,903

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on property and equipment	$(13,540,582)	$(25,526,887)	$(28,152,714)
Proceeds from sale of property	58,557	667,267	902,166
Cash received from merger	-	4,550,082	-
Decrease in short-term investments	1,170,868	2,125,541	-
Decrease (increase) in noncurrent receivable from affiliate	-	95,634	(2,493)

NET CASH USED IN INVESTING ACTIVITIES	(12,311,157)	(18,088,363)	(27,253,041)

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS – CONTINUED
(Unaudited)

	Years Ended December 31,
	2015	2014	2013

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in borrowing on line of credit	6,900,000	(8,315,000)	13,340,000
Proceeds from insurance note	813,562	901,257	872,754
Payments on insurance note	(832,770)	(796,441)	(878,328)
Line of credit financing costs	(250,141)	(92,909)	(681,739)
Net proceeds from sale of common stock	1,363,160	-	-
Net proceeds from sales of perpetual preferred stock	870,386	9,958,217	-
Deferred offering costs	(38,104)	-	(1,257,160)
Cash dividends to preferred stockholders	(1,047,191)	(669,250)	(145,900)
Common stock purchased from employees	(300,732)	-	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,478,170	985,874	11,249,627

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,203,131)	7,363,811	(1,090,511)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,558,322	4,194,511	5,285,022

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,355,191	$11,558,322	$4,194,511

Supplemental disclosure of cash flow information:
Interest payments (net of interest capitalized)	$131,521	$175,009	$22,210
Interest capitalized	$983,472	$1,059,350	$1,031,816
Supplemental disclosure of significant non-cash activity:
Preferred dividends paid in kind (Series A and Series B)	$-	$4,133,380	$5,412,281
Change in capital expenditures financed by accounts payable	$3,382,555	$1,310,037	$1,904,581

About Yuma Energy, Inc.

Yuma Energy, Inc. is an independent Houston-based exploration and production company with approximately 13.3 million Boe of proved reserves as of December 31, 2015.  We are focused on the acquisition, development, and exploration for conventional and unconventional oil and natural gas resources, primarily in the U.S. Gulf Coast and California. We were incorporated in California on October 7, 1909. We have employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Our current operations are focused on onshore assets located in central and southern Louisiana, where we are targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, we have a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. Our common stock is traded on the NYSE MKT under the trading symbol “YUMA.” Our Series A Preferred Stock is traded on the NYSE MKT under the trading symbol “YUMAprA.”  For more information about Yuma Energy, Inc., please visit our website at www.yumaenergyinc.com.

Agreement and Plan of Merger and Reorganization

On February 10, 2016, the Company and privately held Davis Petroleum Acquisition Corp. (“Davis”) entered into a definitive merger agreement for an all-stock transaction. Upon completion of the transaction, we will reincorporate in Delaware, implement a one-for-ten reverse split of our common stock, and convert each share of our existing Series A Preferred Stock into 35 shares of common stock prior to giving effect for the reverse split (3.5 shares post reverse split).  Following these actions, we will issue additional shares of common stock in an amount sufficient to result in approximately 61.1% of the common stock being owned by the current common stockholders of Davis.  In addition, we will issue approximately 3.3 million shares of a new Series D preferred stock to existing Davis preferred stockholders, which  is estimated to have a conversion price of approximately $5.70 per share, after giving effect for the reverse split.  The Series D preferred stock is estimated to have an aggregate liquidation preference of approximately $18.7 million at closing, and will be paid dividends in the form of additional shares of Series D preferred stock at a rate of 7% per annum. Upon closing, there will be an aggregate of approximately 23.7 million shares of our common stock outstanding (after giving effect to the reverse stock split and conversion of Series A Preferred Stock to common stock). The transaction is expected to qualify as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The merger agreement is subject to the approval of the shareholders of both companies, as well as other customary approvals, including authorization to list the newly issued shares on the NYSE MKT. The parties anticipate completing the transaction in mid-2016.

Davis is a Houston-based oil and gas company focused on the acquisition, exploration and development of domestic oil and gas properties.  Over 90% of the common stock of Davis is owned by entities controlled by or co-investing with Evercore Capital Partners, Red Mountain Capital Partners, and Sankaty Advisors. These major stockholders purchased the predecessor company from the family of Marvin Davis in 2006.  Davis’ company-operated properties are conventional fields located onshore in south Louisiana and the upper Texas Gulf Coast, and its non-operated properties include Eagle Ford and Woodbine properties in east Texas.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes and the anticipated timing for closing the proposed merger. Forward-looking statements are based on current expectations and assumptions and analyses made by Yuma and Davis in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to:  the possibility that the companies may be unable to obtain stockholder approval or satisfy the other conditions to closing; the possibility that the combined company may be unable to obtain an acceptable reserve-based credit facility; that problems may arise in the integration of the businesses of the two companies; that the acquisition may involve unexpected costs; the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; revisions to reserve estimates as a result of changes in commodity prices; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; further declines in oil and gas prices; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change.  Yuma’s annual report on Form 10-K for the year ended December 31, 2015, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. Yuma and Davis undertake no obligation to revise or update publicly any forward-looking statements, except as required by law.

Additional Information about the Transaction

In connection with the proposed transaction, Yuma intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Yuma that also constitutes a prospectus of Yuma relating to Yuma common stock and the Yuma common stock issued upon conversion of the Series D preferred stock to be issued pursuant to the merger. The proxy statement/prospectus will include important information about both Yuma and Davis. Yuma also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT YUMA, DAVIS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain these documents when available free of charge at the SEC’s website at www.sec.gov.  In addition, the documents filed with the SEC by Yuma can be obtained free of charge from Yuma’s website at www.yumaenergyinc.com.

Participants in Solicitation

Yuma and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Yuma in respect of the proposed transaction.  Information regarding Yuma’s directors and executive officers is available in its annual report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 30, 2016, and its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 30, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

This document shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

For more information, please contact:

James J. Jacobs
Treasurer and Chief Financial Officer
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000